UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 2, 2008
NeuStar, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32548	52-2141938
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification No.)

46000 Center Oak Plaza
Sterling, Virginia	20166
(Address of principal executive offices)	(Zip Code)
(571) 434-5400
(Registrant’s telephone number, including area code.)
N/A
(Former name and former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On June 2, 2008, the Cellular Telecommunications and Internet Association (the “CTIA”) and NeuStar, Inc. (the “Company”) entered into an Amended and Restated Common Short Code License Agreement (the “Agreement”) under which the Company will continue to be the exclusive operator of the U.S. Common Short Code registry on behalf of the leading wireless providers in the United States.
     Under the Agreement, the Company will continue to operate the U.S. Common Short Code registry through December 31, 2015, unless it has been determined that the Company has been in material breach of certain provisions of the Agreement and has failed to cure such breach. The Company must continue to meet certain functional and performance specifications established by the CTIA, perform more extensive audits for the CTIA and provide increased audit rights to the CTIA. With certain minor adjustments, the royalty fee structure under the Agreement is substantially similar to the royalty fee structure that existed before the Agreement was amended and restated. Finally, the Agreement contains other terms that are customary for an agreement of this type, some of which are in addition to the terms that existed before the Agreement was amended and restated, including additional warranties, increased security provisions, privacy protections, intellectual property provisions and terms covering the addition of new services.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2008	NEUSTAR, INC.
	By:	/s/ Jeffrey E. Ganek
		Name:	Jeffrey E. Ganek
		Title:	Chairman of the Board of Directors and Chief Executive Officer